Exhibit 3(a)

RESTATED CERTIFICATE OF INCORPORATION
OF
TEXAS INSTRUMENTS INCORPORATED

(Originally incorporated on December 23, 1938
as Geophysical Service Inc.)

This Restated Certificate of Incorporation was duly adopted by Texas
Instruments Incorporated in accordance with the provisions of Sections 242 and
245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the corporation is

TEXAS INSTRUMENTS INCORPORATED

SECOND: The registered office of the Company in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New
Castle. The name of its registered agent in charge thereof is The Corporation
Trust Company, the address of which is 1209 Orange Street, Wilmington,
Delaware.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation
Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the
Company shall have authority to issue is One Hundred Ten Million (110,000,000)
shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and One Hundred Million (100,000,000) shall be
Common Stock with a par value of $1.00 per share. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Company, and the board of directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

FIFTH: In addition to the powers now or hereafter conferred by statute and the by-laws of the Company, the board of directors is also expressly authorized to:

a. Make, alter or repeal the by-laws of the Company, subject to the power of the stockholders of the Company having voting power to alter, amend or repeal by-laws made by the board of directors.

b. Remove at any time any officer elected or appointed by the board of directors but only by the affirmative vote of a majority of the whole board of directors. Any other officer of the Company may be removed at any time by a vote of the board of directors, or by any committee or superior officer upon whom such power of removal may be conferred by the by-laws or by the vote of the board of directors.

c. Establish and maintain bonus, profit sharing or other types of incentive or compensation plans or pension or retirement plans for the employees (including officers and directors) of the Company and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participation or benefits.

SIXTH: No person shall be liable to the Company for any loss or damage suffered by it on account of any action taken or omitted to be taken by him in good faith as a director, member of a directors' committee or officer of the
Company, if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs. Without limitation on the foregoing, any such person shall be deemed to have exercised or used such degree of care and skill if he took or omitted to take such action in reliance in good faith upon advice of counsel for the Company, or the books of account or other records of the Company, or reports or information made or furnished to the Company by any officials, accountants, engineers, agents or employees of the Company, or by an independent public accountant or auditor, engineer, appraiser or other expert employed by the Company and selected with reasonable care by the board of directors, by any such committee or by an authorized officer of the
Company.

IN WITNESS WHEREOF, Texas Instruments Incorporated has caused its corporate seal to be affixed and this Restated Certificate of Incorporation to be signed by Mark Shepherd, Jr., its Chairman of the Board, and Richard J.
Agnich, its Secretary, this 18th day of April, 1985.

TEXAS INSTRUMENTS INCORPORATED

(Corporate Seal)

By /s/ MARK SHEPHERD, JR.
----------------------
Chairman of the Board